Filed Pursuant to Rule 433

Registration No. 333-167435

Term Sheet

March 11, 2013

MAXIM INTEGRATED PRODUCTS, INC.
$500,000,000 3.375% NOTES DUE 2023

ISSUER:	Maxim Integrated Products, Inc.
TITLE OF SECURITIES:	3.375% Notes due 2023
RATINGS*:	Baa1 by Moody’s Investors Service, Inc. and BBB+ by Standard & Poor’s Rating Services
TRADE DATE:	March 11, 2013
SETTLEMENT DATE (T+5):	March 18, 2013
MATURITY DATE:	March 15, 2023
AGGREGATE PRINCIPAL AMOUNT OFFERED:	$500,000,000
PRICE TO PUBLIC (ISSUE PRICE):	98.879%
BENCHMARK:	UST 2.000% due February 15, 2023
BENCHMARK TREASURY PRICE AND YIELD:	99-15; 2.059%
YIELD TO MATURITY:	3.509%
SPREAD TO TREASURY:	+145 basis points
INTEREST RATE:	3.375% per annum
INTEREST PAYMENT DATES:	Semi-annually on each March 15 and September 15; commencing on September 15, 2013
DENOMINATIONS:	$2,000 by $1,000
OPTIONAL REDEMPTION:

Make-whole call at any time before December 15, 2022 (three months before the maturity date) at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the treasury rate plus 25 basis points.

Par call any time on or after December 15, 2022 (three months before the maturity date) at 100% of the principal amount of the notes being redeemed

CHANGE OF CONTROL:	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.
JOINT BOOKRUNNERS:	J.P. Morgan Securities LLC and Goldman, Sachs & Co.
CO-MANAGERS:	Morgan Stanley & Co. LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Wells Fargo Securities, LLC; Barclays Capital Inc.; and HSBC Securities (USA) Inc.
CUSIP:	57772K AB7
ISIN:	US57772KAB70

PRO FORMA RATIO OF INCOME TO FIXED CHARGES:	The Issuer’s pro forma ratio of income to fixed charges, after giving effect to this offering, would have been 19x for the six months ended December 29, 2012 and 18x for the year ended June 30, 2012.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE PROSPECTUS RELATING TO THE OFFERING MAY BE OBTAINED BY CALLING J.P. MORGAN SECURITIES LLC COLLECT AT 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.